EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-132103, 333-132095, and No. 333-126071 and Form S-8 No. 333-64794, No. 333-15625 and No. 333-144100) of National Retail Properties, Inc. and subsidiaries of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedules of National Retail Properties, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of National Retail Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

February 22, 2008

Miami, Florida

Certified Public Accountants